AMENDMENT TO THE ALPINE INCOME TRUST
FUND ACCOUNTING SERVICING AGREEMENT

THIS AMENDMENT dated as of this 14th day of August, 2007, to the Fund Accounting Servicing Agreement, dated as of April 13, 2006 (the “Fund Accounting Agreement”), is entered by and between Alpine Income Trust, a Delaware business trust (the “Trust”), and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into a Fund Accounting Agreement; and

WHEREAS, the Trust intends to amend the Fund Accounting Agreement to apply to the fees; and

WHEREAS, Section 15 of the Fund Accounting Agreement allows for its amendment by a written instrument executed by the parties.

NOW, THEREFORE, the Trust and USBFS agree as follows:

Exhibit B of the Fund Accounting Agreement is hereby superseded and replaced with Exhibit B attached hereto.

Except to the extent amended hereby, the Fund Accounting Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ALPINE INCOME TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Sheldon R. Flamm	By: /s/ Joe D. Redwine

Name: Sheldon R. Flamm	Name: Joe D. Redwine

Title: Vice President/ Treasurer	Title: President